    As filed with the Securities and Exchange Commission on August 10, 1999
                                                         Registration No. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               ----------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               ----------------
                                U.S. FOODSERVICE
             (Exact name of registrant as specified in its charter)

                Delaware                               52-1634568
    (State or other jurisdiction of                 (I.R.S. Employer
     incorporation or organization)              Identification Number)

                               ----------------

                           9755 Patuxent Woods Drive
                            Columbia, Maryland 21046
                                 (410) 312-7100
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               ----------------

                            David M. Abramson, Esq.
                  Executive Vice President and General Counsel
                                U.S. Foodservice
                           9755 Patuxent Woods Drive
                            Columbia, Maryland 21046
                                 (410) 312-7100
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                               ----------------

                                    Copy to:
                            Richard J. Parrino, Esq.
                             Hogan & Hartson L.L.P.
                          555 Thirteenth Street, N.W.
                             Washington, D.C. 20004
                                 (202) 637-5600

                               ----------------

   Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               ----------------

                        CALCULATION OF REGISTRATION FEE

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                                            Proposed          Proposed
 Title of Each Class of      Amount         Maximum           Maximum
    Securities to be          to be      Offering Price      Aggregate            Amount of
       Registered         Registered(1)   per Share(2)  Offering Price(2)(3) Registration Fee(3)
------------------------ --------------- -------------- -------------------- -------------------
Common Stock, par value
 $.01 per share.........  60,838 shares      $20.81          $1,266,039            $351.96

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(1) Pursuant to Rule 429 under the Securities Act, 1,917,804 shares of Common Stock are being carried forward from Registration Statement No. 333-67553. Filing fees of $13,226.60 associated with such shares were previously paid with Registration Statement No. 333-67553.
(2) Estimated pursuant to Rule 457(c) under the Securities Act solely for the purpose of calculating the registration fee.
(3) In accordance with Rule 457(c), the proposed maximum aggregate offering price and registration fee with respect to the shares registered pursuant to this Registration Statement are based upon the average of the high and low prices for the Registrant's Common Stock on the New York Stock Exchange, Inc. on August 9, 1999.

                               ----------------

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

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++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information on this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
PROSPECTUS

                                1,978,642 SHARES

                                U.S. FOODSERVICE

                                  COMMON STOCK

                                  -----------

  U.S. Foodservice is one of the nation's largest broadline foodservice distributors, offering a comprehensive range of food and related products to restaurants and other institutional foodservice establishments through our national distribution network. This prospectus relates to the offer and sale from time to time of up to 1,978,642 shares of our common stock by the U.S. Foodservice stockholders named in this prospectus. We will not receive any proceeds from the sale of these shares.

  Our common stock is listed on the New York Stock Exchange and trades on the exchange under the ticker symbol "UFS." On August 9, 1999, the last reported sale price of our common stock on the New York Stock Exchange was $20.31 per share.

  Our principal executive offices are located at 9755 Patuxent Woods Drive, Columbia, Maryland 21046, and our telephone number at that address is (410) 312-7100.

                                  -----------

  See "Risk Factors" beginning on page 3 for information that you should consider before purchasing the shares offered by this prospectus.

                                  -----------

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                  -----------

                   The date of this prospectus is     , 1999.

   If it is against the law in any state to make an offer to sell the shares, or to solicit an offer from someone to buy the shares, then this prospectus does not apply to any person in that state, and no offer or solicitation is made by this prospectus to any such person.

   You should rely only on the information provided or incorporated by reference in this prospectus or any supplement. Neither we nor any of the selling stockholders have authorized anyone to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of such documents.

                               TABLE OF CONTENTS

Risk Factors................................................................   3
Cautionary Note Regarding Forward-Looking Statements........................   7
Where You Can Find More Information.........................................   8
About U.S. Foodservice......................................................  10
Use of Proceeds.............................................................  10
Selling Stockholders........................................................  11
Plan of Distribution........................................................  12
Legal Matters...............................................................  14
Experts.....................................................................  14

                                  RISK FACTORS

   You should carefully consider the following risk factors relating to U.S. Foodservice and our common stock before purchasing the shares offered by this prospectus. You should also consider the additional information set forth in our SEC reports on Form 10-K, 10-Q and 8-K and in the other documents considered a part of this prospectus. For a description of these reports and documents, see "Where You Can Find More Information."

   Our business has low profit margins and is sensitive to national and regional economic conditions.

   Foodservice distribution companies like U.S. Foodservice purchase, store, market and transport food and related products to establishments that prepare and serve meals to be eaten away from home. Our industry is characterized by relatively high inventory turnover with relatively low profit margins. We sell a significant portion of our products at prices that are based on the cost of the products plus a percentage markup. As a result, our profit levels may be reduced during periods of food price deflation, even though our gross profit percentage may remain relatively constant. Such a reduction could have a material adverse effect on our business, operating results and financial condition.

   The foodservice distribution industry is sensitive to national and regional economic conditions. Economic downturns could have an adverse impact on the demand for our products. These downturns may reduce consumer spending at restaurants and other foodservice institutions we supply.

   Our distribution and administrative expenses are relatively fixed in the short term. As a result, unexpected decreases in our net sales, such as those due to severe weather conditions, can have a significant short-term adverse impact on our operating income. Our operating results also may be adversely affected by difficulties we may encounter in collecting our accounts receivable and in maintaining our profit margins in times of unexpected increases in fuel costs.

   We are subject to risks associated with our acquisitions of other foodservice businesses.

   Since we became a public company in November 1994, we have acquired a substantial number of foodservice businesses as part of our growth strategy of supplementing internal expansion with acquisitions. Our acquisitions may not improve our financial performance in the short or long term as we expect. Acquisitions will enhance our earnings only if we can successfully integrate those businesses into our marketing programs, centralized purchasing operations, distribution network and information systems. Our ability to integrate acquired businesses may be adversely affected by factors that include customer resistance to our product brands and distribution system, our failure to retain management and sales personnel, difficulties in converting different information systems to our proprietary systems, the size of the acquired business and the allocation of limited management resources among various integration efforts. In addition, we may not eliminate as many redundant costs as we anticipated in selecting our acquisition candidates. One or more of our acquisition candidates also may have liabilities or adverse operating issues that we failed to discover prior to the acquisition. Difficulties in integrating acquired businesses, as well as liabilities or adverse operating issues relating to acquired businesses, could have a material adverse effect on our business, operating results and financial condition.

   Even if acquired companies eventually contribute to an increase in our profitability, the acquisitions may adversely affect our earnings in the short term. Our earnings may decrease as a result of transaction-related expenses we record for the quarter in which we complete an acquisition. Our earnings may be further reduced by the higher operating and administrative expenses we typically incur in the quarters immediately following an acquisition as we seek to integrate the acquired business into our operations. The amortization of goodwill and depreciation resulting from acquisitions also may contribute to reduced earnings.

   A significant portion of the growth in our revenues in recent years has resulted from acquisitions. We may not be able to increase our revenues or earnings through new acquisitions at the same rates we have achieved through our past acquisitions. For example, we were able to triple our revenues directly as a result of our acquisition of Rykoff-Sexton, Inc. in our 1998 fiscal year. As the foodservice distribution industry continues to consolidate, we may find it more difficult to identify suitable acquisition candidates than we did in the past. We may also find that the acquisition terms are not as favorable as those in our prior acquisitions.

   The way in which we pay for acquired businesses also involves risks. Many of our past acquisitions have been structured as stock-for-stock transactions. Continuing volatility in the U.S. securities markets and fluctuations in our stock price may increase the risk that our stock-for-stock acquisitions could dilute our earnings per share. We also pay cash for some businesses. In the past, we have obtained funds for some of our cash acquisitions through additional bank borrowings or by issuing common stock. If we increase our bank borrowings or issue debt securities to finance future acquisitions, we will increase our level of indebtedness and interest expense, while if we issue additional common stock, we may dilute the ownership of our stockholders. In addition, we may not be able to obtain the funds we need on acceptable terms. These risks in the way we finance acquisitions could have a material adverse effect on our business, operating results and financial condition.

   Our stock price has fluctuated over a wide range, and could fluctuate significantly in the future, as a result of our operating performance and conditions in our industry.

   From time to time, there may be significant volatility in the market price for our common stock. Since our common stock began to trade publicly in November 1994, its market price has fluctuated over a wide range. During our last four complete fiscal quarters, after giving effect to the two-for-one stock split we completed on August 4, 1999, the high last reported sale price of our common stock on the New York Stock Exchange was $26.25 and the low last reported sale price of our common stock was $16.44. A number of factors involving U.S. Foodservice and the foodservice distribution industry could contribute to future fluctuations in our stock price. These factors include the following:

  . quarterly operating results of U.S. Foodservice or other distributors of food and related goods, which could affect the attractiveness of our stock compared to the securities of foodservice companies with better results or companies in other businesses;

  . changes in general conditions in the economy or the foodservice distribution industry, which could affect the demand for our products and our operating results;

  . our failure to complete and successfully integrate acquisitions of other foodservice companies, which could adversely affect our operating results and our ability to grow; and

  . severe weather conditions, which could result in unexpected decreases in our net sales.

   The failure to attain year 2000 compliance may have an adverse impact on our business.

   We and other companies we do business with rely on numerous computer programs in managing day-to-day operations. We have undertaken a program to address the Year 2000 issue, which is a general term used to describe the various problems that may result from the improper processing of dates and date-sensitive calculations by computers and other machinery as the year 2000 is approached and reached. Our failure to correct a Year 2000 problem could result in a material interruption in, or a material failure of, our normal business activities or operations. Our Year 2000 program is focused on both our internal computer systems and third-party computer systems, including the systems of some of our important suppliers and customers. As of March 27, 1999, we expect to continue to incur internal staff costs and other expenses of up to $4 million to complete our Year 2000 compliance work with respect to our major information systems. It is possible that we will have to increase this estimate as we complete our assessment of the impact of the Year 2000 issue on our business. In addition, we may have to replace or upgrade systems or equipment at a substantial cost. We cannot be sure that we will be able to resolve the Year 2000 issue in 1999. If we fail to resolve the Year 2000 issue, or if our important suppliers and customers fail to resolve their Year 2000 issues as they relate to U.S. Foodservice, the Year 2000 problem could have a material adverse effect on our business, operating results and financial condition.

   A labor dispute or work stoppage involving our employees, many of whom are union members, could adversely affect our business.

   As of March 27, 1999, approximately 3,400 of our employees were members of approximately 40 different local unions associated with the International Brotherhood of Teamsters and other labor organizations. These employees represented approximately 26% of our full-time employees and approximately 27% of the employees employed in our warehouse and distribution operations. A labor dispute or work stoppage resulting from our failure to conclude new collective bargaining agreements or from other factors could have a material adverse effect on our business, operating results and financial condition.

   The foodservice distribution industry is highly competitive.

   Our industry is extremely fragmented, with over 3,000 companies in operation in 1998. The number and diverse nature of these companies result in highly competitive conditions. Our competition includes not only other broadline distributors, which provide a comprehensive range of food and related products from a single source of supply, but also specialty distributors and system distributors. Specialty distributors generally supply one or two product categories, while system distributors typically supply a narrow range of products to a limited number of multi-unit businesses operating in a broad geographical area. We compete in each of our markets with at least one other large national distribution company, generally SYSCO Corporation or Alliant Foodservice, Inc., as well as with numerous regional and local distributors. In seeking acquisitions of other foodservice businesses, we compete against both other foodservice distribution companies and financial investors. Our failure to compete successfully could have a material adverse effect on our business, operating results and financial condition.

   We currently have significant indebtedness and may incur additional indebtedness in the future.

   At March 27, 1999, our ratio of total debt to total capitalization was approximately 51.0%. Our total capitalization is the sum of our total debt and capital lease obligations plus our stockholders' equity. Our ratio of total debt to total capitalization as of March 27, 1999 would have been approximately 60.2% if we had included as debt $325 million of accounts receivable securitization arrangements. In accordance with generally accepted accounting principles, we do not account for these arrangements as debt on our balance sheet, but many lenders consider these arrangements in their credit decisions. We may incur additional indebtedness in the future, subject to limitations contained in the instruments governing our indebtedness, to finance capital expenditures or for other general corporate purposes, including acquisitions. We cannot assure you that our business will continue to generate cash flow at or above the levels required to service our indebtedness and meet our other cash needs. If our business fails to generate sufficient operating cash flow in the future, or if we fail to obtain cash from other sources such as asset sales or additional financings, we will be restricted in our ability to continue to make acquisitions for cash and to invest in expansion or replacement of our distribution facilities, information systems and equipment. Such a failure could have a material adverse effect on our business, operating results and financial condition. In addition, because a majority of our indebtedness bears interest at floating rates, a material increase in interest rates could adversely affect our ability to meet our liquidity requirements.

   Our success largely depends on our ability to retain our senior management.

   We largely depend for our success on the efforts of members of our senior management. Our key senior managers have many years of experience in broadline foodservice distribution with U.S. Foodservice and other companies, as well as in the acquisition and integration of foodservice businesses. They have developed and coordinated implementation of U.S. Foodservice's business strategy since our formation in 1989. If we were to lose the services of one or more of our key senior managers, our business, operating results and financial condition could be materially adversely affected.

   Product liability claims could have an adverse effect on our business.

   Like any other seller of food and processor of meats, we face an inherent risk of exposure to product liability claims if the products we sell cause injury or illness. We have obtained primary and excess umbrella liability insurance with respect to product liability claims. We cannot assure you, however, that this insurance will continue to be available at a reasonable cost, or, if available, will be adequate to cover liabilities. We generally seek contractual indemnification from parties supplying our products, but any such indemnification is limited, as a practical matter, to the creditworthiness of the indemnifying party. If we do not have adequate insurance or contractual indemnification available, product liabilities relating to defective products could have a material adverse effect on our business, operating results and financial condition.

   Future sales of our common stock in the public market could adversely affect
   our stock price   and our ability to raise funds in new stock offerings.

   Future sales of substantial amounts of our common stock in the public market, or the perception that such sales could occur, could adversely affect prevailing market prices for our common stock and could impair our ability to raise capital through future offerings of equity securities. Of the 101.4 million shares of our common stock outstanding at the date of this prospectus, up to approximately 2.1 million shares are eligible for sale in the public market in accordance with Rule 144 under the Securities Act of 1933.

   As of the date of this prospectus, we also were required by various registration rights agreements, with limited exceptions, to maintain a continuously effective registration statement covering resales of up to approximately 2.0 million shares of common stock we issued to stockholders of acquired businesses. This prospectus forms a part of such a registration statement. We expect to grant registration rights to the stockholders of other foodservice businesses we may acquire in the future. The exercise of registration rights granted by U.S. Foodservice is subject to notice requirements, timing restrictions and volume limitations which may be imposed by the underwriters of an offering. U.S. Foodservice is required to bear the expenses of all these registrations, except for underwriting discounts and commissions.

   We do not anticipate that we will pay cash dividends on our common stock.

   We have never paid cash dividends on our common stock and we do not anticipate that we will pay cash dividends in the foreseeable future. We may pay cash dividends only if we comply with financial tests and other restrictions contained in our credit facility agreements.

   Provisions in our charter and bylaws and in Delaware law could discourage takeover attempts we oppose even if our stockholders might benefit from a change in control of U.S. Foodservice.

   Provisions in our charter and bylaws and in the Delaware general corporation law may make it difficult and expensive for a third party to pursue a takeover attempt we oppose even if a change in control of U.S. Foodservice would be beneficial to the interests of our stockholders. The charter and bylaw provisions include a requirement that our board of directors be divided into three classes, with approximately one-third of the directors to be elected each year. This classification of directors makes it more difficult for an acquiror or for other stockholders to change the composition of the board of directors. In addition, the board of directors has the authority to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the powers, preferences and rights of each series without stockholder approval. The ability to issue preferred stock could discourage unsolicited acquisition proposals or make it more difficult for a third party to gain control of U.S. Foodservice, or otherwise could adversely affect the market price of our common stock. Further, as a Delaware corporation, we are subject to section 203 of the Delaware general corporation law. This section generally prohibits us from engaging in mergers and other business combinations with stockholders that beneficially own 15% or more of our voting stock and with their affiliates, unless our directors or stockholders approve the business combination in the prescribed manner.

   We have adopted a shareholder rights plan which could discourage hostile acquisitions of control in which our stockholders may wish to participate.

   In 1996, our board of directors adopted a "poison pill" shareholder rights plan, which may discourage a third party from making a proposal to acquire U.S. Foodservice which we have not solicited or do not approve, even if the acquisition would be beneficial to our stockholders. As a result, our stockholders who wish to participate in such a transaction may not have an opportunity to do so. Under our shareholder rights plan, preferred share purchase rights, which are attached to our common stock, generally will be triggered upon the acquisition, or actions that would result in the acquisition, of 10% or more of the common stock by any person or group. For investors eligible to report their ownership of our common stock on Schedule 13G under the Securities Exchange Act of 1934, those rights would be triggered if such investors acquired, or took actions that would result in the acquisition of, 15% or more of the common stock. If triggered, these rights would entitle our stockholders other than the acquiror to purchase, for the exercise price, shares of our common stock having a market value of two times the exercise price. In addition, if a company acquires us in a merger or other business combination, or if we sell more than 50% of our consolidated assets or earning power, these rights will entitle our stockholders other than the acquiror to purchase, for the exercise price, shares of the common stock of the acquiring company having a market value of two times the exercise price.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

   This prospectus and the information incorporated by reference in it, as well as any prospectus supplement that accompanies it, include "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. We intend the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in these sections. All statements regarding our expected financial position and operating results, our business strategy and our financing plans and similar matters are forward-looking statements. These statements can sometimes be identified by our use of forward-looking words such as "may," "will," "anticipate," "estimate," "expect" or "intend." We cannot promise you that our expectations in such forward-looking statements will turn out to be correct. Our actual results could be materially different from our expectations. Important factors that could cause our actual results to be materially different from our expectations include those discussed in this prospectus under the caption "Risk Factors."

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Securities Exchange Act. Our Securities Exchange Act file number for those SEC filings is 0-24954. You may read and copy any document we file at the following SEC public reference rooms in Washington, D.C. and at the following SEC regional offices:

450 Fifth Street, N.W.       7 World Trade Center       500 West Madison
Room 1024                    Suite 1300                 Street
Washington, D.C.             New York, New York         Suite 1400
20549                        10048                      Chicago, Illinois
                                                        60661

   You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

   We file information electronically with the SEC. Our SEC filings also are available from the SEC's Internet site at http://www.sec.gov, which contains reports, proxy and information statements, and other information regarding issuers that file electronically.

   You also may inspect our SEC filings and other information concerning U.S. Foodservice at the offices of the New York Stock Exchange located at 20 Broad Street, New York, New York 10005.

   This prospectus is part of a registration statement we filed with the SEC. The SEC allows us to "incorporate by reference" certain documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act until all of the selling stockholders sell all of the shares or the offering is otherwise terminated:

  1. our Annual Report on Form 10-K for our fiscal year ended June 27, 1998, which we filed on September 25, 1998, including the information we incorporated by reference in our Form 10-K from our definitive proxy statement for our 1998 annual meeting of stockholders, which we filed on October 9, 1998;

  2. our first amendment to our Annual Report on Form 10-K/A-1, which we filed on January 14, 1999, and our second amendment to our Annual Report on Form 10-K/A-2, which we filed on March 4, 1999;

  3. our Quarterly Report on Form 10-Q for our fiscal quarter ended September 26, 1998, which we filed on November 10, 1998, our Quarterly Report on Form 10-Q for our fiscal quarter ended December 26, 1998, which we filed on February 9, 1999, and our Quarterly Report on Form 10-Q for our fiscal quarter ended March 27, 1999, which we filed on May 10, 1999;

  4. our amendment to our Quarterly Report on Form 10-Q/A-1 for our fiscal quarter ended September 26, 1998, which we filed on January 14, 1999;

  5. our Current Reports on Form 8-K which we filed on September 11, 1998, December 18, 1998, March 26, 1999, April 22, 1999, June 25, 1999, June
     30, 1999 and August 4, 1999;

  6. the description of our common stock contained in our registration statement on Form 8-A which we filed on December 20, 1996 and amended on June 25, 1999, including any amendments or reports we file for the purpose of updating this description; and

  7. the description of the preferred share purchase rights attached to our common stock which is contained in our registration statement on Form 8-A which we filed on December 20, 1996 and amended on June 25, 1999, including any amendments or reports we file for the purpose of updating this description.

   We will provide a copy of the information we incorporate by reference, at no cost, to each person to whom this prospectus is delivered. To request a copy of any or all of this information, you should write or telephone us at the following address and telephone number:

                               Investor Relations
                                U.S. Foodservice
                           9755 Patuxent Woods Drive
                            Columbia, Maryland 21046
                           Telephone: (410) 312-7100

                             ABOUT U.S. FOODSERVICE

   U.S. Foodservice, formerly JP Foodservice, Inc., is one of the nation's largest broadline foodservice distributors based on fiscal year 1998 net sales of $5.5 billion. We sell food and related products to restaurants and other institutional foodservice establishments through our national distribution network, which provides geographic access to more than 85% of the U.S. population. We market and distribute more than 40,000 national and proprietary brand items to over 130,000 foodservice customers, including restaurants, hotels, healthcare facilities, cafeterias and schools. This broad product line allows us to meet substantially all of the food and related supply needs of our diverse customer base of independent "street" and multi-unit "chain" businesses, which include Ruby Tuesday, Subway, Buffet's Inc., Perkins Family Restaurants and Pizzeria Uno.

   We supplement our internal expansion with an active program of strategic acquisitions to take advantage of growth opportunities from ongoing consolidation in the fragmented foodservice distribution industry. We seek to increase penetration of our current markets through acquisitions of small, privately owned distributors which we fold into our existing operations and to expand into new markets through acquisitions of larger-sized distributors.

   On December 23, 1997, we acquired Rykoff-Sexton by merger. At the time of the acquisition, Rykoff-Sexton was the nation's third largest broadline foodservice distributor based on net sales. Rykoff-Sexton, which is now called U.S. Foodservice, Inc., operates as our wholly owned subsidiary. In the merger, holders of Rykoff-Sexton common stock received U.S. Foodservice common stock representing approximately 50% of our outstanding common stock after the merger. We have accounted for our acquisition of Rykoff-Sexton as a pooling of interests in accordance with generally accepted accounting principles.

   On March 31, 1999, U.S. Foodservice shareholders owning approximately 16.2% of the outstanding common stock sold their common stock in a public offering. These selling shareholders were affiliated with Merrill Lynch & Co., Inc. Upon completion of the public offering, the two directors of the U.S. Foodservice board of directors designated by Merrill Lynch Capital Partners, Inc. resigned from their positions and a standstill agreement for the benefit of U.S. Foodservice was terminated.

   On June 30, 1999, the U.S. Foodservice board of directors approved a two-for-one split of our common stock, which was effected in the form of a dividend of common stock. The stock dividend was payable on August 4, 1999 to holders of common stock of record at the close of business on July 20, 1999 at the rate of one share of common stock for each share of outstanding common stock. The information provided or incorporated by reference in this prospectus as of August , 1999 reflects the effect of the stock split.

   U.S. Foodservice is a holding company that conducts its operations through wholly owned subsidiaries. When we refer in this prospectus to U.S. Foodservice, we mean U.S. Foodservice and its consolidated subsidiaries. On February 27, 1998, we changed our corporate name from JP Foodservice, Inc. to U.S. Foodservice to reflect our expanded distribution capabilities throughout the country. When we refer in this prospectus to U.S. Foodservice prior to February 27, 1998, we mean JP Foodservice, Inc. and its consolidated subsidiaries.

                                USE OF PROCEEDS

   The selling stockholders will receive all of the net proceeds from the sale of their shares. Accordingly, U.S. Foodservice will not receive any proceeds from the sale of the shares.

                              SELLING STOCKHOLDERS

   The selling stockholders include former owners of two foodservice businesses we have acquired: J.H. Haar & Sons, L.L.C. and Joseph Webb Foods, Inc. We issued 125,690 of the shares to Geoffrey Haar, the former member of J.H. Haar & Sons, in consideration for our acquisition of J.H. Haar & Sons in the second quarter of fiscal 1999. We issued 1,852,952 of the shares to the former stockholders of Joseph Webb Foods, J. Christopher Reyes, M. Jude Reyes and David K. Reyes, in consideration for our acquisition of Joseph Webb Foods in the second quarter of fiscal 1999. We are obligated to issue additional shares to the former stockholders of Joseph Webb Foods if the business we acquired from them achieves specified sales targets. These selling stockholders received 60,838 of the shares shown below under this agreement. We have registered the shares under the Securities Act in accordance with registration rights we granted to the selling stockholders in connection with the acquisition of their businesses. Our registration of the shares does not necessarily mean that any selling stockholder will sell all or any of the shares listed below.

   The following table sets forth certain information with respect to the selling stockholders. None of the selling stockholders will own common stock after this offering that will represent 1% or more of the outstanding common stock.

          Name of             Shares Beneficially   Shares  Shares Beneficially
     Beneficial Owner       Owned Prior to Offering Offered Owned After Offering
     ----------------       ----------------------- ------- --------------------
Geoffrey Haar..............         125,690         125,690           0
J. Christopher Reyes.......         741,182         741,182           0
M. Jude Reyes..............         741,182         741,182           0
David K. Reyes.............         370,588         370,588           0

   Geoffrey Haar served as President of J.H. Haar & Sons before we acquired that company. We currently employ Mr. Haar as a branch-level president.

   Before we acquired Joseph Webb Foods, J. Christopher Reyes served as a director, President and Secretary of Joseph Webb Foods, M. Jude Reyes served as a director and Vice President of Joseph Webb Foods, and David K. Reyes served as a director, Vice President and Assistant Treasurer of Joseph Webb Foods. We do not currently employ any of these persons.

                              PLAN OF DISTRIBUTION

   The shares may be sold or distributed from time to time by the selling stockholders named in this prospectus, by their donees or transferees, or by their other successors in interest. The selling stockholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. Each selling stockholder reserves the right to accept or reject, in whole or in part, any proposed purchase of shares, whether the purchase is to be made directly or through agents.

   The selling stockholders may offer their shares at various times in one or more of the following transactions:

  . in ordinary brokers' transactions and transactions in which the broker solicits purchasers;

  . in transactions involving cross or block trades or otherwise on the New York Stock Exchange;

  . in transactions in which brokers, dealers or underwriters purchase the shares as principal and resell the shares for their own accounts pursuant to this prospectus;

  . in transactions "at the market" to or through market makers in the common stock or into an existing market for the common stock;

  . in other ways not involving market makers or established trading markets, including direct sales of the shares to purchasers or sales of the shares effected through agents;

  . through transactions in options, swaps or other derivatives which may or may not be listed on an exchange;

  .  in privately negotiated transactions;

  .  in transactions to cover short sales; or

  .  in a combination of any of the foregoing transactions.

The selling stockholders also may sell their shares in accordance with Rule 144 under the Securities Act.

   From time to time, one or more of the selling stockholders may pledge or grant a security interest in some or all of the shares owned by them. If the selling stockholders default in performance of their secured obligations, the pledgees or secured parties may offer and sell the shares from time to time by this prospectus. The selling stockholders also may transfer and donate shares in other circumstances. The number of shares beneficially owned by selling stockholders will decrease as and when the selling stockholders transfer or donate their shares or default in performing obligations secured by their shares. The plan of distribution for the shares offered and sold under this prospectus will otherwise remain unchanged, except that the transferees, donees, pledgees, other secured parties or other successors in interest will be selling stockholders for purposes of this prospectus.

   A selling stockholder may sell short the common stock. The selling stockholder may deliver this prospectus in connection with such short sales and use the shares offered by this prospectus to cover such short sales.

   A selling stockholder may enter into hedging transactions with broker-dealers. The broker-dealers may engage in short sales of the common stock in the course of hedging the positions they assume with the selling stockholder, including positions assumed in connection with distributions of the shares by such broker-dealers. A selling stockholder also may enter into option or other transactions with broker-dealers that involve the delivery of the shares to the broker-dealers, who may then resell or otherwise transfer such shares. In addition, a selling stockholder may loan or pledge shares to a broker-dealer, which may sell the loaned shares or, upon a default by the selling stockholder of the secured obligation, may sell or otherwise transfer the pledged shares.

   The selling stockholders may use brokers, dealers, underwriters or agents to sell their shares. The persons acting as agents may receive compensation in the form of commissions, discounts or concessions. This compensation may be paid by the selling stockholders or the purchasers of the shares for whom such persons may act as agent, or to whom they may sell as principal, or both. The compensation as to a particular person may be less than or in excess of customary commissions. The selling stockholders and any agents or broker-dealers that participate with the selling stockholders in the offer and sale of the shares may be deemed to be "underwriters" within the meaning of the Securities Act. Any commissions they receive and any profit they realize on the resale of the shares by them may be deemed to be underwriting discounts and commissions under the Securities Act. Neither we nor any selling stockholders can presently estimate the amount of such compensation.

   If a selling stockholder sells shares in an underwritten offering, the underwriters may acquire the shares for their own account and resell the shares from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. In such event, we will set forth in a supplement to this prospectus the names of the underwriters and the terms of the transactions, including any underwriting discounts, concessions or commissions and other items constituting compensation of the underwriters and broker-dealers. The underwriters from time to time may change any public offering price and any discounts, concessions or commissions allowed or reallowed or paid to broker-dealers. Unless otherwise set forth in a supplement, the obligations of the underwriters to purchase the shares will be subject to certain conditions, and the underwriters will be obligated to purchase all of the shares specified in the supplement if they purchase any of the shares.

   We have advised the selling stockholders that during such time as they may be engaged in a distribution of the shares, they are required to comply with Regulation M under the Securities Exchange Act. With certain exceptions, Regulation M prohibits any selling stockholder, any affiliated purchasers and other persons who participate in such a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete.

   Under our registration rights agreements with the selling stockholders, we are required to bear the expenses relating to this offering, excluding any underwriting discounts or commissions, stock transfer taxes and fees of legal counsel to the selling stockholders. We estimate these expenses will total approximately $180,000.

   We have agreed to indemnify the selling stockholders and any underwriters, brokers, dealers or agents and their respective controlling persons against certain liabilities, including certain liabilities under the Securities Act.

   It is possible that a significant number of shares could be sold at the same time. Such sales, or the perception that such sales could occur, may adversely affect prevailing market prices for the common stock.

   This offering by any selling stockholder will terminate on the date specified in the selling stockholder's registration rights agreement with U.S. Foodservice or, if earlier, on the date on which the selling stockholder has sold all of his shares.

                                 LEGAL MATTERS

   For purposes of this offering, Miles & Stockbridge P.C., Baltimore, Maryland, has given its opinion as to the validity of the shares offered by the selling stockholders.

                                    EXPERTS

   U.S. Foodservice. The consolidated financial statements of U.S. Foodservice as of June 28, 1997 and June 27, 1998 and for the years then ended incorporated by reference in this prospectus have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated herein by reference and upon the authority of said firm as experts in auditing and accounting.

   The consolidated financial statements of U.S. Foodservice, formerly JP Foodservice, Inc., for the year ended June 29, 1996 incorporated by reference in this prospectus have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent public accountants, given on the authority of said firm as experts in auditing and accounting.

   Valley Industries, Inc. The combined financial statements of Valley Industries, Inc. and subsidiaries and Z Leasing Company, a general partnership, for the year ended January 31, 1996 incorporated by reference in this prospectus have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated herein by reference and upon the authority of such firm as experts in accounting and auditing.

   Rykoff-Sexton. The audited consolidated financial statements of Rykoff-Sexton and subsidiaries as of June 28, 1997 and for the fiscal years ended June 28, 1997 and April 27, 1996 and the nine-week transition period ended June 29, 1996 incorporated by reference in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

   The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Company in connection with the sale and distribution of the securities being registered. All amounts except the SEC registration fee are estimated.

   Item                                                                 Amount
   ----                                                                 -------
   SEC registration fee................................................ $   352
   Printing expenses...................................................  10,500
   Legal fees and expenses.............................................   6,500
   Accounting fees and expenses........................................   7,500
   Miscellaneous.......................................................     148
                                                                        -------
     Total............................................................. $25,000
                                                                        =======

Item 15. Indemnification of Directors and Officers

   Reference is made to the provisions of Article XII of the registrant's Restated Certificate of Incorporation filed as Exhibit 4.1 hereto and the provisions of Article XII of the registrant's Amended and Restated By-laws filed as Exhibit 4.2 hereto.

   The registrant is a Delaware corporation, subject to the applicable indemnification provisions of the General Corporation Law of the State of Delaware (the "DGCL"). Section 145 of the DGCL provides for the indemnification, under certain circumstances, of any person in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative (other than derivative actions), brought or threatened involving such persons because of such person's service in any such capacity with respect to another corporation or other entity at the request of such corporation.

   The registrant's Amended and Restated By-Laws provide for the indemnification of the officers and directors of the registrant to the fullest extent permitted by the DGCL. Article XII of the By-Laws provides that each person who was or is made a party to (or is threatened to be made a party to) any civil or criminal action, suit or proceeding by reason of the fact that such person is or was a director or officer of the registrant shall be indemnified and held harmless by the registrant to the fullest extent authorized by the DGCL against all expense, liability and loss (including, without limitation, attorneys' fees) incurred by such person in connection therewith, if such person acted in good faith and in a manner such person reasonably believed to be or not opposed to the best interests of the registrant and had no reason to believe that such person's conduct was illegal.

   Article XII of the registrant's Restated Certificate of Incorporation provides that, to the fullest extent permitted by the DGCL, the registrant's directors will not be personally liable to the registrant or its stockholders for monetary damages resulting from a breach of their fiduciary duties as directors. However, nothing contained in such Article XII shall eliminate or limit the liability of directors (i) for any breach of the director's duty of loyalty to the registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

   The registrant maintains directors and officers liability insurance, which covers directors and officers of the registrant against certain claims or liabilities arising out of the performance of their duties.

   In the registration rights agreements with the registrant pursuant to which the securities offered hereby are being registered, the selling stockholders have agreed to indemnify the registrant, its directors, officers and agents and each person, if any, who controls the registrant against certain liabilities, including certain liabilities under the Securities Act.

Item 16: Exhibits


   The following Exhibits are filed herewith or incorporated herein by reference:

   4.1  Restated Certificate of Incorporation of the Company
        (incorporated by reference to Exhibit 3.1 to the Company's
        Registration Statement on Form S-3 (Commission File No. 333-
        59785)).
   4.2  Amended and Restated By-Laws of the Company (incorporated by reference to Exhibit 4.2 to the Company's Registration Statement
        on Form S-3 (Commission File No. 333-81323)).
   4.3  Specimen certificate representing common stock, par value $.01 per share, of the Company (incorporated by reference to Exhibit
        4.1 to the Company's Registration Statement on Form S-3
        (Commission File No. 333-27275)).
   4.4  Rights Agreement, dated as of February 19, 1996, between U.S.
        Foodservice and The Bank of New York, as Rights Agent (the
        "Rights Agreement") (incorporated by reference to Exhibit 1 to the Company's Registration Statement on Form 8-A dated February
        22, 1996).
   4.5  Amendment No. 1 to Rights Agreement, dated as of May 17, 1996
        (incorporated by reference to Exhibit 10.26 to Amendment No. 1 to the Company's Registration Statement on Form S-3 (Commission File
        No. 333-07321)).
   4.6  Amendment No. 2 to Rights Agreement, dated as of September 26,
        1996 (incorporated by reference to Exhibit 10.1 to Amendment No.
        2 to the Company's Registration Statement on Form S-3 (Commission
        File No. 333-14039)).
   4.7  Amendment No. 3 to Rights Agreement, dated as of June 30, 1997
        (incorporated by reference to Exhibit 4.1 to the Company's
        Current Report on Form 8-K filed on July 2, 1997).
   4.8  Amendment No. 4 to Rights Agreement, dated as of December 23,
        1997 (incorporated by reference to the Company's Current Report on Form 8-K filed on January 7, 1998).
   4.9  Amendment No. 5 to Rights Agreement, dated as of March 25, 1999
        (incorporated by reference to the Company's Current Report on
        Form 8-K filed on March 26, 1999).
   4.10 Amendment No. 6 to Rights Agreement, dated as of April 22, 1999
        (incorporated by reference to the Company's Current Report on
        Form 8-K filed on April 22, 1999).
  +5.1  Opinion of Miles & Stockbridge P.C., counsel to the Company, regarding the validity of the securities being offered by certain of the selling stockholders.
 *23.1  Consent of PricewaterhouseCoopers LLP, Independent Accountants.
 *23.2  Consents of KPMG LLP, Independent Accountants.
 *23.3  Consent of Arthur Andersen LLP, Independent Accountants.
 +23.4  Consent of Miles & Stockbridge P.C. (contained in Exhibit 5.1).
 *24    Power of Attorney (included on signature page).

--------
 * Filed herewith.
 +To be filed by amendment.

Item 17. Undertakings

   The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

      (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

   provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the General Corporation Law of the State of Delaware, the Restated Certificate of Incorporation or the Amended and Restated By-Laws of registrant, indemnification agreements entered into between registrant and its officers and directors, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbia, State of Maryland, on August 10, 1999.

                                          U.S. FOODSERVICE

                                                    /s/ James L. Miller
                                          By: _________________________________
                                                       James L. Miller
                                               President and Chief Executive
                                             Officer (Duly Authorized Officer)

   KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James L. Miller, David M. Abramson and George T. Megas, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments), to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                          Title                   Date
              ---------                          -----                   ----

         /s/ James L. Miller           Chairman of the Board,       August 10, 1999
______________________________________  President and Chief
           James L. Miller              Executive Officer
                                        (Principal Executive
                                        Officer)

         /s/ George T. Megas           Senior Vice President and    August 10, 1999
______________________________________  Chief Financial Officer
           George T. Megas              (Principal Financial
                                        Officer)

         /s/ Robert A. Soule           Vice President and Chief     August 10, 1999
______________________________________  Accounting Officer
           Robert A. Soule              (Principal
                                        Accounting Officer)
          /s/ Lewis Hay, III           Director                     August 10, 1999
______________________________________
            Lewis Hay, III


              Signature                          Title                   Date
              ---------                          -----                   ----
         /s/ Michael J. Drabb          Director                     August 10, 1999
______________________________________
           Michael J. Drabb
        /s/ David M. Abramson          Director                     August 10, 1999
______________________________________
          David M. Abramson
          /s/ Eric E. Glass            Director                     August 10, 1999
______________________________________
            Eric E. Glass
          /s/ Mark P. Kaiser           Director                     August 10, 1999
______________________________________
            Mark P. Kaiser

        /s/ Paul I. Latta, Jr.         Director                     August 10, 1999
______________________________________
          Paul I. Latta, Jr.

        /s/ Dean R. Silverman          Director                     August 10, 1999
______________________________________
          Dean R. Silverman

        /s/ Jeffrey D. Serkes          Director                     August 10, 1999
______________________________________
          Jeffrey D. Serkes

         /s/ James P. Miscoll          Director                     August 10, 1999
______________________________________
           James P. Miscoll

          /s/ Bernard Sweet            Director                     August 10, 1999
______________________________________
            Bernard Sweet

                               INDEX TO EXHIBITS

 Exhibit
 Number                              Exhibits
 -------                             --------
   4.1   Restated Certificate of Incorporation of the Company
         (incorporated by reference to Exhibit 3.1 to the Company's
         Registration Statement on Form S-3 (Commission File No. 333-
         59785)).
   4.2   Amended and Restated By-Laws of the Company (incorporated by reference to the Company's Registration Statement on Form S-3
         (Commission File No. 333-81323)).
   4.3   Specimen certificate representing common stock, par value $.01 per share, of the Company (incorporated by reference to Exhibit
         4.1 to the Company's Registration Statement on Form S-3
         (Commission File No. 333-27275)).
   4.4   Rights Agreement, dated as of February 19, 1996, between U.S.
         Foodservice and The Bank of New York, as Rights Agent (the
         "Rights Agreement") (incorporated by reference to Exhibit 1 to the Company's Registration Statement on Form 8-A dated February
         22, 1996).
   4.5   Amendment No. 1 to Rights Agreement, dated as of May 17, 1996
         (incorporated by reference to Exhibit 10.26 to Amendment No. 1 to the Company's Registration Statement on Form S-3 (Commission
         File No. 333-07321)).
   4.6   Amendment No. 2 to Rights Agreement, dated as of September 26,
         1996 (incorporated by reference to Exhibit 10.1 to Amendment No.
         2 to the Company's Registration Statement on Form S-3
         (Commission File No. 333-14039)).
   4.7   Amendment No. 3 to Rights Agreement, dated as of June 30, 1997
         (incorporated by reference to Exhibit 4.1 to the Company's
         Current Report on Form 8-K filed on July 2, 1997).
   4.8   Amendment No. 4 to Rights Agreement, dated as of December 23,
         1997 (incorporated by reference to the Company's Current Report on Form 8-K filed on January 7, 1998).
  4.9    Amendment No. 5 to Rights Agreement, dated as of March 25, 1999
         (incorporated by reference to the Company's Current Report on
         Form 8-K filed on March 26, 1999).
  4.10   Amendment No. 6 to Rights Agreement, dated as of April 22, 1999
         (incorporated by reference to the Company's Current Report on
         Form 8-K filed on April 22, 1999).
 + 5.1   Opinion of Miles & Stockbridge P.C., counsel to the Company, regarding the validity of the securities being offered by
         certain of the selling stockholders.
 *23.1   Consent of PricewaterhouseCoopers LLP, Independent Accountants.
 *23.2   Consents of KPMG LLP, Independent Accountants.
 *23.3   Consent of Arthur Andersen LLP, Independent Accountants.
 +23.4   Consent of Miles & Stockbridge P.C. (contained in Exhibit 5.1).
 *24     Power of Attorney (included on signature page).

--------
 *Filed herewith.
 +To be filed by amendment.